Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MANNKIND CORPORATION

MANNKIND CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The original name of the Corporation was Pharmaceutical Discovery Corporation and the date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 14, 1991.

SECOND: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending its Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), as follows:

The first paragraph of Paragraph A of Article IV of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is eight hundred ten million (810,000,000) shares. Eight hundred million (800,000,000) shares shall be Common Stock, each having a par value of one cent ($.01). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one cent ($.01).”

THIRD: This Certificate of Amendment has been duly adopted and approved by the stockholders of the Corporation in accordance with Sections 211 and 242 of the DGCL.

FOURTH: This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, MannKind Corporation has caused this Certificate of Amendment to be signed by its Corporate Vice President, General Counsel and Secretary on May 25, 2023.

MANNKIND CORPORATION

By:	/s/ David Thomson
David Thomson
Corporate Vice President, General Counsel and Secretary